STANDARD TERMS AND CONDITIONS
Effective as of November 6, 2001
Under Ace Hardware Corporation's
INDUSTRIAL DISTRIBUTOR AGREEMENT

These terms and conditions apply, effective as of the date indicated above, under the Industrial Distributor Agreement (the "Agreement") entered into between Seller and Buyer, and to all orders accepted by Seller thereafter unless and until these Standard Terms and Conditions are changed as provided in the Agreement. Capitalized terms that are not otherwise defined in this document shall have the same meanings as those set forth in the Agreement.

A. TERMS AND CONDITIONS APPLICABLE TO ALL SALES

A1.       ADDITIONAL OR DIFFERENT TERMS. Any terms asserted by the Buyer in addition to or different from those set forth in the Agreement, whether contained in any purchase order form, or other document proposed by Buyer are hereby objected to and shall not become a part of the terms and conditions of purchase and sale between the parties unless Seller specifically assents in writing to their inclusion in accordance with the section governing amendments, modifications and waivers in the Agreement.

A2.       INSPECTIONS AND NONCONFORMING GOODS. Buyer shall inspect all merchandise with reasonable promptness upon delivery and shall notify Seller promptly in the event of nonconforming goods.

A3.       TAXES. Buyer shall file all applicable current resale tax exemption certificates with Seller. Unless otherwise specifically agreed between the parties with respect to particular goods or in the case of particular categories of goods designated otherwise by Seller, Buyer warrants to Seller that all merchandise ordered from Seller is purchased for resale by Buyer within the United States of America, its territories and possessions and not for export unless Buyer notifies Seller in advance of Seller's acceptance of the order. As an inducement to Seller to accept Buyer's orders, Buyer represents that such merchandise is not subject to the collection by Seller of any state or local sales, use or other taxes or impositions, except as specifically disclosed in advance by Buyer to Seller in writing prior to Seller's acceptance of the order. To the maximum extent permitted by law, any and all taxes, fees, imposts or stamps required by federal, state or municipal governments in the purchasing, selling or transmitting of goods by Seller to Buyer hereunder shall be assumed and paid by Buyer.

A4.       WARRANTIES AND LIMITATION OF DAMAGES. To the extent the same are legally assignable, Seller hereby assigns to Buyer all warranties, express or implied to which Seller would be entitled with respect to the goods sold hereunder. Seller expressly warrants that it has good title to the goods sold to Buyer hereunder. THE FOREGOING SETS FORTH THE SOLE RESPONSIBILITY OF SELLER CONCERNING WARRANTIES AND NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED ARE MADE BY SELLER IN CONNECTION WITH THE SALE OF GOODS TO BUYER HEREUNDER. SELLER HEREBY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO SUCH GOODS. IN NO EVENT SHALL SELLER BE LIABLE TO BUYER FOR ANY SPECIAL, INCIDENTAL CONSEQUENTIAL OR EXEMPLARY DAMAGES IN CONNECTION WITH THE PURCHASE AND SALE OF ANY GOODS HEREUNDER, EVEN IF SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

A5.        SHIPMENT AND DELIVERY. Title to all goods purchased and sold hereunder and all risk of loss, delay or damage shall pass to the Buyer upon delivery if the goods are delivered by Seller, or upon the tender by Seller (or Seller's vendor or manufacturer) of such goods to any common or contract carrier that is a separate legal entity from Seller, if the goods are delivered by that method. If Seller agrees to expedited shipments or special routing of shipments at Buyer's request, any additional costs as a result thereof shall also be borne by Buyer.

A6.      PAYMENT TERMS AND FEES. Buyer agrees to pay Seller an industrial distributor application fee in the amount of $3000.00 upon Buyer's execution of the Agreement, which fee shall be refunded to Buyer in the event that Seller declines to accept Buyer's Agreement. Buyer also agrees to pay Seller an industrial distributor account fee, presently in the amount of $325.00 per month, payable as billed by Seller to Buyer's statement. The foregoing fees are in addition to the cost of any merchandise or services that Buyer may otherwise purchase from Seller. Except for special offers identified by Seller in advance in writing as having extended payment terms, the terms of payment for all warehouse merchandise purchased from Seller shall be net 30 days from the date of Seller's invoice. For any sums owing to Seller by Buyer that are not promptly paid when due, Buyer agrees, in addition, to pay Seller a past due service charge at the rate of 1.6683% per month of the past due balance (or if lower, the maximum rate permitted by the state where Buyer's business is operated).

A7.       FORCE MAJEURE. Neither party shall be liable to the other for defaults or delays in the performance of their respective obligations hereunder in any case where such performance is rendered commercially impractical by reason of any Acts of God, or the public enemy, acts or demands of any government or governmental agency, strikes, files, floods, accidents or other unforeseen causes beyond its reasonable control and not due to its fault or negligence. The party seeking relief hereunder by reason of such circumstances will promptly notify the other party in writing of the existence and expected duration thereof.

A8.       REMEDIES. Any remedies provided for in this Agreement shall be cumulative and in addition to any other remedies available under law or in equity.

B. TERMS AND CONDITIONS APPLICABLE TO ELECTRONIC COMMUNICATIONS. The following terms and conditions shall also apply to any purchases, sales, or related transactions conducted through any electronic or computerized communications network between the parties ("Electronic Transactions") or to other electronic communications.

B1. INCLUDED TERMS AND CONDITIONS. Any and all Electronic Transactions between the parties shall be made upon and subject to the terms and conditions of the Agreement to the same extent as if the same had been handled and processed by other than electronic means.

B2. WRITTEN STATUS OF TRANSACTIONS. All Electronic Transactions handled in conformity herewith shall be binding on the parties to the same extent as if the same had been handled and processed by other than electronic means, except that in the case of any matter as to which the Agreement expressly requires written notice or written notification, and fails to otherwise specifically provide for electronic notification, the same shall not be handled or issued via electronic communication. Each party shall adopt as its signature for purposes of Electronic Transactions appropriate electronic identification consisting of symbols or codes, which such party shall utilize in connection with electronic communications to the other party, and which shall be deemed sufficient to verify the identity of the party originating such communications. Electronic communications or Electronic Transactions bearing such identification shall constitute a sufficient signed writing or memorandum to the other party for all purposes under the applicable law governing contracts of sale, and when printed from the electronic files established and maintained in the normal course of business shall be deemed to constitute original documents.

B3.       COSTS, EXPENSES AND EQUIPMENT. Each party shall pay its own respective costs and expenses, including costs associated with hardware, software, online and telecommunications charges associated with Electronic Transactions, including but not limited to charges in connection with data transmissions or other communications issued by such party. Buyer agrees to acquire and maintain in good order at Buyer's sole and exclusive expense such hardware and software as shall be mutually agreed by the parties to be necessary to establish and maintain electronic communications and to conduct Electronic Transactions with Seller and to appropriately serve the industrial segment of the marketplace. Buyer understands and agrees that the foregoing includes, but is not limited to, the requirement that Buyer be capable of communicating with Seller's systems via the internet, file exchanges, XML, and other appropriate means as prescribed by Seller from time to time

B4.      ASSUMPTION OF RISK IN TRANSMISSIONS. Each party assumes the risk of acts or omissions of the network it utilizes for the transmission and receipt of communications in connection with Electronic Transactions and other electronic communications; provided that if both parties utilize the same network, then the originating party shall assume the risk for such acts or omissions.

B5.      REPORTING OBLIGATIONS AND RESENDS. The party receiving an electronic communication, including, but not limited to an Electronic Transaction shall promptly report to the originating party, if identifiable, any garbled transmissions or communications containing known errors in syntax, format or data, and shall request a resend of such transmission from the originating party. In the absence of a resend following the receipt of such a report, the records of the receiving party shall control in regard to the content of the communication.

B6.      SECURITY MEASURES. Each party shall adopt and utilize security methods and procedures which are reasonably sufficient to ensure that all electronic transmissions to the other party are authorized and to protect their respective business records and equipment from improper access. Buyer agrees to install and maintain in good order current appropriate anti-virus and security software on Buyer's computer systems at Buyer's sole and exclusive expense.

C. OTHER TERMS AND CONDITIONS.

C1.      NATIONAL ACCOUNTS. Buyer agrees to participate in and to support national account arrangements, including, but not limited to calling on and serving locations that are requested by Seller in connection therewith.

C2.      CATALOGS. Buyer agrees to purchase in minimum quantities from Seller a wide variety of paper and electronic catalogs as the same may be offered from time to time by Seller. The parties agree that 100 is the minimum annual number of catalogs that Buyer must purchase presently and such 100 catalogs may be either all of one type of catalog, or a combination of different types of catalogs to the extent the same shall be offered by Seller.

C3.      SALES SUPPORT. Buyer agrees to have one outside sales support employee for every $2-3 million in sales to end users, unless otherwise mutually agreed.

C4.      MAJOR SOURCE OF SUPPLY. Buyer agrees to use Seller as a major source of supply for Buyer's industrial business. Buyer shall consider Seller's program for Buyer's possible purchases to the maximum extent feasible, which shall be deemed to be satisfied, unless otherwise mutually agreed, if Buyer makes the following minimum percentages of possible purchases from Seller during the time periods indicated, provided that the Agreement remains in effect for such periods:
   a. 10% during the first year;
   b. 15% during the second year
   c. 20% during the third year and thereafter.

 INDUSTRIAL DISTRIBUTOR AGREEMENT

This Agreement is made between Ace Hardware Corporation, a Delaware corporation with its principal place of business at 2200 Kensington Court, Oak Brook, Illinois 60523 ("Seller") and ___________________________ ___________________________, an independent distributor of industrial products with its principal place of business at the following address: ____________________________________________________________ ____________________________________________, ("Buyer").

In consideration of their respective obligations under this Agreement and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. TERM. This Agreement shall begin as of the date of acceptance by Seller indicated below. It shall continue indefinitely unless and until terminated by either party with or without cause upon thirty (30) days advance written notice to the other party unless sooner terminated in accordance with Paragraph 8 below.

2. PURCHASES. Merchandise sold by Seller to Buyer shall be in mutually agreed quantities at mutually acceptable prices, provided, however that Buyer understands and agrees that Buyer's failure to purchase the minimum annual volumes of merchandise from Seller as prescribed in Seller's then-current standard terms and conditions, shall constitute cause for the termination of this Agreement. All orders are subject to acceptance by Seller at its headquarters in Oak Brook, Illinois and transactions hereunder shall be upon and subject to Seller's then-current standard terms and conditions as they may be prescribed and amended by Seller from time to time upon advance written or electronic notice to Buyer during the term hereof. The parties agree that such amendments may, in Seller's sole and exclusive discretion, include but are not necessarily limited to the subjects and subject matter that are presently set forth in such standard terms and conditions, and that the Buyer's continuing to do business with Seller following the effective date of any such amendment shall constitute Buyer's express assent thereto. Buyer acknowledges receipt of a copy of Seller's standard terms and conditions as in effect on the date of Buyer's execution of this Agreement. Buyer represents and warrants to Seller that Buyer operates a business primarily engaged in the resale of merchandise to industrial accounts at the location identified above, and further represents, as an inducement to Seller to enter into this agreement, that Buyer's purchases of merchandise from Seller are either for its own consumption in the operation of such business or for rental or resale by Buyer to its customers in connection with Buyer's operation of such business from the location identified above.

3. ACE PRIVATE LABEL. Seller shall not be obligated to supply Buyer with any Ace private label merchandise, except as otherwise agreed in writing. Buyer shall at no time take any action to encourage or induce any other business, whether or not that business is under common ownership with Buyer to breach or terminate any agreements that such other business may have with Seller. Under no circumstances shall the placing of any order for private label merchandise by Buyer or the acceptance thereof by Seller be deemed to establish between the parties a course of dealing or usage of trade with regard to such merchandise.

4. CONFIDENTIAL INFORMATION . Each party agrees to comply with all instructions issued from time to time by the other party concerning their respective confidential or proprietary information. Each party shall keep such confidential or proprietary information of the other party in strict confidence. Confidential or proprietary information shall include, but not be limited to, all price lists and other pricing information, catalogs, order forms product databases, quoting tools and procedures and other documents and information furnished by Seller with respect to purchases of merchandise hereunder, and other non-public information designated confidential or proprietary by the party disclosing it hereunder, except for published materials from third party vendors, and information placed into the public domain by the party owning it. Each party shall return the confidential or proprietary information of the other party upon request. Each party agrees to at no time display, disclose, or use any such confidential or proprietary information of the other party for any purpose other than their transactions with each other hereunder, or as otherwise specifically required by law or authorized in writing by the party owning such information. Neither party shall in any manner advertise or publish the fact of its business dealings with the other to the public or to the trade, without the express advance consent of the other party. The provisions of this paragraph shall survive the expiration or other termination of this Agreement.

5. RELATIONSHIP. The parties shall have the relationship of independent vendor and purchaser. Under this agreement, Buyer understands and agrees that no license or sublicense to use any trademarks, service marks, logotypes or commercial symbols of Seller or its parent company is hereby granted or implied. Seller may, but shall not be required to offer or continue to offer advertising, training or similar services.

6. BILLING AND PAYMENT. Buyer agrees to pay to Seller a standard monthly account service fee, in an amount established by Seller from time to time as part of Seller's standard terms and conditions applicable to that category of Seller's customers who are similarly situated to Buyer. Except for special offers that are specifically identified by Seller as having extended payment terms, the terms of payment for merchandise purchased from Seller shall be as set forth in Seller's current standard terms and conditions that are in effect at the time of acceptance by Seller of Buyer's order. Seller shall furnish Buyer with written or electronic notice of any changes in its standard terms and conditions in advance of the effective date of the change, as more fully provided in Paragraph 15 below. Subject to Buyer's right to withhold payment in good faith for disputed line items as more fully provided below, Buyer agrees to pay all amounts invoiced or shown as currently due on Seller's billing statements or invoices promptly on or before the due date. If this Agreement terminates, or if Buyer's account with Seller becomes past due, the entire balance remaining under any extended payment terms shall be automatically accelerated and become immediately due and payable by Buyer upon receipt of Seller's invoice therefor. Buyer agrees that all amounts not paid when due shall accrue a late payment service charge in accordance with Seller's then-current standard terms and conditions. Any credits issued by Seller to Buyer shall be processed in accordance with Seller's internal procedures and posted to Buyer s account and billing statements. Under no circumstances shall Buyer be entitled to take any offsets against or deduct any chargebacks from billing statements from Seller, except as follows in the case of a good faith billing dispute with respect to particular billing line items. In the case of such a dispute, Buyer shall promptly notify Seller of the details of the dispute. Following this notification, Buyer shall be entitled to withhold payment of the amount of the disputed billing line item(s) without penalty while Seller investigates the matter during the following sixty (60) days. Buyer shall cooperate in the investigation by allowing Seller to inspect any documents or merchandise relating to the dispute. At the conclusion of its investigation, Seller shall either adjust Buyer's account for the disputed items, or furnish Buyer with an explanation of the reasons if an adjustment will not be made.

7. RETURNED GOODS. Buyer agrees not to return any merchandise without the advance written approval of Seller. Buyer agrees to comply with all marking, shipping and other instructions issued by Seller in connection with any approved return of merchandise.

8. TERMINATION. Notwithstanding anything herein to the contrary, this Agreement may be terminated by Seller immediately upon written notice to Buyer in the event that any amounts owing from Buyer become past due (except for sums properly withheld by reason of a good faith billing dispute as provided in Paragraph 6 above) or by either party if the other party materially breaches this Agreement, including but not limited to any failure by such other party to observe its confidentiality obligations hereunder. Further, this Agreement shall be terminated automatically in the event that either party becomes insolvent, executes an assignment for the benefit of creditors, discontinues business, sells or disposes of substantially all of its assets, other than in the usual course of business, becomes the subject of voluntary or involuntary bankruptcy proceedings or has a trustee or receiver appointed for its business (but only to the extent that such a termination would not violate applicable law). If this Agreement terminates under this Paragraph for any reason other than material breach by Seller, then Seller shall have the right to revoke acceptance of any undelivered orders, and Buyer shall be obligated to Seller for any and all costs, expenses, damages, losses and liability (including, without limitation, reasonable attorneys fees) incurred by Seller in connection therewith.

9. ASSIGNMENT . Buyer shall not assign or transfer this Agreement without the advance written consent of Seller, which consent may be granted or withheld in Seller's sole and exclusive discretion.

10. CREDITWORTHINESS. Buyer shall furnish Seller from time to time upon request with such reasonable information and documents as Seller deems necessary or desirable to establish Buyer's creditworthiness. If Buyer fails or refuses to comply with Seller's request for such information, or if Seller at any time reasonably believes that circumstances do not support the extension of requested credit to Buyer, then Seller may limit or deny such extension of credit, or may otherwise limit the manner or terms of payment applicable to orders that Seller elects to accept from Buyer.

11. INDEMNIFICATION. Buyer agrees to assume full responsibility for and to indemnify and hold Seller harmless from and against any and all claims or liabilities asserted by or against Seller or costs and expenses incurred by Seller as more fully set forth below to the extent that the same do not arise solely from the negligence or wrongful conduct of Seller. Included, without limitation, are all monetary obligations, all actual special, and consequential damages, punitive damages to the extent the indemnification thereof is not prohibited by applicable law or public policy, the reasonable fees of accountants, attorneys, paralegals and expert witnesses, the costs of investigation and proof of facts, court costs and any other litigation expenses or fees and any related travel and lodging expenses incurred by Seller in any of the following types of matters :

a) those based upon or arising out of any representation by Buyer, its employees or agents to end users that a product purchased from Seller can be used for a purpose for which the product was not intended by its manufacturer, or in a manner contrary to its labeling;

b) those based upon or arising out of any act, advice or assistance of the Buyer, its employees or agents in selecting or using a product purchased from Seller;
c) those arising out of services performed or merchandise sold to the Buyer by anyone other than Seller, or based upon allegations that the Buyer or its employees functioned as an agent of Seller, or that Seller is otherwise vicariously liable for the acts or omissions of Buyer, or which in any way involve the Buyer's operation of its business premises, the use or operation of any fixtures or equipment at the Buyer's business premises, or the sale of any services including, without limitation, installation services by the Buyer;
d) those arising out of the collection by or on behalf of Seller of any past due balances or other sums of money due and owing by the Buyer to Seller or its assignees;
e) those arising out of the failure by Buyer to conduct its activities in strict accordance with the requirements of any and all applicable federal state and local laws, regulations or ordinances;
f) those arising out of Seller's obtaining relief from the automatic stay provisions of the U.S. Bankruptcy Code or otherwise protecting any secured or unsecured interest of Seller in any property of the Buyer in the event that the Buyer becomes the subject of voluntary or involuntary bankruptcy or liquidation proceedings.

     The provisions of this Paragraph shall survive the termination of this Agreement.

12. CHANGES IN OWNERSHIP OR CONTROL. Buyer agrees to notify Seller promptly in writing of: 1) any changes in the legal form of ownership of the Buyer, or 2) the sale or disposition by the Buyer of its business or of substantially all of its assets. It is agreed that neither of these situations shall release Buyer from any of its obligations under this Agreement without the written consent of Seller. Buyer also agrees to promptly notify Seller of the death of any general partner in the event that Buyer is organized as a partnership, or the death of any stockholder owning 50% or more of the voting stock of Buyer, or the proposed sale, assignment or transfer of 50% or more of the voting stock of the Buyer, in the event that the Buyer is organized as a corporation or limited liability company.

13. NONEXCLUSIVITY. Buyer acknowledges that nothing contained in this Agreement shall be deemed to grant the Buyer any exclusive territory or exclusive rights to sell or distribute products purchased from Seller. Nothing shall limit, deny or otherwise restrict the right of either party to accept or establish additional accounts, or to engage in any business activities whatsoever, even if those accounts or business activities involve direct competition between them or their respective other suppliers or customers.

14. AMENDMENT, MODIFICATION AND WAIVER. This Agreement shall not be amended or modified, nor shall any of its terms and conditions be waived verbally, by the actions of the parties, by the printed terms and conditions of any purchase order, acknowledgment or other document from Buyer, or by any course of dealing or usage of trade at variance with the terms and conditions hereof. The terms of this Agreement can only be changed by a written or electronic notification of a type that is expressly permitted hereunder, or by writing expressly referring to this Agreement and signed by the party against whom enforcement of such amendment, modification or waiver is sought. Neither party shall be deemed to have waived its future right to demand exact compliance with this Agreement by reason of any failure, refusal or omission in exercising any of its rights or in failing to insist on strict compliance by the other party. No waiver, forbearance, delay, failure, act or omission by either party with respect to each other or any other person or account shall be deemed to constitute a waiver of any of their respective rights hereunder. The acceptance of any payments by Seller from Buyer shall not be deemed a waiver by Seller of any breach of Buyer's obligations hereunder.

15. NOTIFICATIONS. All notices and notifications required or permitted to be given under this Agreement shall be personally delivered or mailed to the other party via registered, certified, or first class mail or via UPS, Federal Express or another similar delivery service, except in the case of notifications by Seller of changes in standard terms as expressly permitted hereunder, which in addition to the other manners of notice provided for above, may be communicated by posting in electronic format to a computerized network or system established for the placing of orders or transmission of communications between Seller and Buyer. Notices issued in paper format shall be directed to the address of the other party as set forth above, or to another address which the party has designated for the receipt of notices hereunder. All notices to Seller shall be marked "Attention: General Manager - Industrial Accounts." The effective date of notices shall be the date of delivery in the case of notices that are personally delivered, and the date of deposit in the U.S. mails or with the delivery service, or the date of confirmed electronic transmission, as the case may be, for other notices.

16. GOVERNING LAW. This Agreement shall be construed in accordance with the substantive laws of the State of Illinois governing contracts made and performed in that state.

17. CAPTIONS. The use of captions or headings are for the convenience of the parties only, and shall not be utilized in the interpretation or construction of this Agreement.

18. SEVERABILITY. The parties agree that if any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, the Agreement shall be deemed to be restricted in scope or otherwise reformed to the extent necessary to render it valid and enforceable. If any provision of this Agreement cannot be restricted or reformed so as to be valid and enforceable, then it shall be deleted from this Agreement and the Agreement shall be construed and enforced as if such provision had not originally been included.

19. ACE MEMBERS.    If Buyer has an Ace Hardware membership for the address set forth above, then, in additional to the foregoing provisions and Seller's standard terms and conditions, the following provisions shall apply: (i) this Agreement shall automatically terminate without notice upon the termination of the Ace Hardware Membership Agreement between Seller and Buyer; (ii) Buyer shall comply with Ace Vision 21 standards as may be established for Industrial Distributors or, if none are established, as may be in effect for Ace Hardware retail dealers; (iii) Buyer's retail sales to commercial/ industrial customers must be at least $1 million per year.

IN WITNESS WHEREOF, this Agreement has been executed on this _____ day of __________________ by the person(s) below, being duly authorized to enter into this Agreement on behalf of Buyer.

SELLER:
 ACCEPTED for Ace Hardware Corporation at
Oak Brook, Illinois this _________ day of
______________________________, 20___ by:

Signature of Officer________________________

Title____________________________________
BUYER: